UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2008 deltathree, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-28063	13-4006766
(Commission File Number)	(IRS Employer Identification No.)

75 Broad Street, New York, NY	10004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 500-4850

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 25, 2008 deltathree, Inc. (the "Company") issued a press release announcing that on March 19, 2008, it received notification from The Nasdaq Stock Market indicating that trading in the Company's Class A Common Stock, par value $0.001 per share (the “Common Stock”), will be suspended and the Common Stock will be delisted from the Nasdaq Capital Market at the opening of business on March 28, 2008 (the “Delisting Date”), unless the Company appeals Nasdaq’s determination. As previously disclosed in the Form 8-K filed by the Company on September 20, 2007, the Company had received notice from The Nasdaq Stock Market on September 17, 2007, indicating that the Company was not in compliance with Marketplace Rule 4310(c)(4) (the “Rule”) because the bid price of the Common Stock had closed below $1.00 for the previous 30 consecutive business days. The Company was provided until March 17, 2008, to regain compliance with the Rule at which time, if the Company had not regained compliance, Nasdaq would determine whether the Company meets the Nasdaq Capital Market initial listing criteria (the “Listing Criteria”) set forth in Nasdaq Marketplace Rule 4310(c) except for the bid price requirement. The notification from Nasdaq stated that the Company had not regained compliance with the Rule and does not meet the Listing Criteria.

The Company does not intend to appeal Nasdaq’s determination and is in the process of transferring the listing of the Common Stock to the OTC Bulletin Board (the “Bulletin Board”). The Company expects that the Common Stock will be listed and traded on the Bulletin Board on or soon after the Delisting Date. The Company has confirmed that the Common Stock will be eligible for quotation on the Pink Sheet Electronic Quotation Service on the Delisting Date in the event that the Common Stock is not yet listed and traded on the Bulletin Board.

A copy of the Company’s press release announcing receipt of the notice from Nasdaq, issued by the Company in accordance with Marketplace Rule 4803(b), is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document
99.1	Press release issued by the Company dated March 25, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTATHREE, INC.

By:	/s/ Peter Friedman
Name: Peter Friedman
Title: General Counsel and Secretary

Dated: March 25, 2008